[ANNESS GERLACH & WILLIAMS LETTERHEAD]

First Niles Financial, Inc.
Niles, Ohio

       We have reviewed, in accordance with standards established by the AICPA, the unaudited interim financial information of First Niles Financial, Inc. and subsidiary for the period ended March 31, 2000 as indicated in our report dated May 1, 2000. Because we did not perform an audit, we expressed no opinion on that information. We are aware that our report referred to above, which was included in your quarterly report on Form 10 QSB, is being incorporated by reference in the Registration Statement (File No. 0-24849) on Form SB-2.

       We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                                                                         /s/ Anness Gerlach & Williams

May 1, 2000